EXHIBIT 99.1

LOS ANGELES SINGAPORE DUBLIN PENANG KUALA LUMPUR BANGKOK

FOR IMMEDIATE RELEASE	Company Contact:	Investor Contact:
	A. Charles Wilson	Berkman Associates
	Chairman	(310) 277-5162
	(818) 787-7000	info@BerkmanAssociates.com

Trio-Tech Reports Fiscal 2005 Second Quarter
and First Half Results

     Van Nuys, CA, — February 4, 2005 — Trio-Tech International (AMEX:TRT) today announced financial results for the second quarter and first half of fiscal 2005.

     “Revenue increased by 12% for the second quarter compared to the same period last year, but certain timing issues prevented our profitability from keeping pace,” said President and Chief Executive Officer S.W. Yong. “The recognition of revenue for a large equipment order in our Distribution segment was deferred into the third quarter. In addition, during the second quarter we increased headcount in our Testing segment in anticipation of a new project for an automotive industry customer, which reduced gross margin in this segment. This project launched in the third quarter.

     “We are making progress in our plan to use our technologies, manufacturing and service capabilities, and customer relationships to expand our growth potential. We currently expect Trio-Tech to report a profitable third quarter.”

Financial Results

     Revenue for the three months ended December 31, 2004 increased to $5,682,000 from $5,056,000 for the second quarter of fiscal 2004. The net loss for this year’s second quarter was $100,000, or $0.03 per share. This compares to net income of $218,000, or $0.07 per diluted share, for the same period a year earlier.

     For the six months ended December 31, 2004, revenue increased 52% to $13,533,000 from $8,906,000 for the first half of fiscal 2004. Net income increased to $137,000, or $0.05 per diluted share. This compares to a net loss for last year’s first half of $47,000, or $0.02 per share.

     Total backlog at December 31, 2004 nearly doubled to $7,988,000 from $3,620,000 at December 31, 2003. Testing Service backlog increased to $5,027,000 from $2,589,000, Manufacturing backlog increased to $1,896,000 from $751,000, and Distribution backlog increased to $1,065,000 from $280,000.

     Inventories rose to $1,819,000 at December 31, 2004 from $1,409,000 at June 30, 2004, primarily because of higher raw materials and work-in-progress in the Company’s Singapore manufacturing operation to meet orders anticipated in the third and four quarters. In addition, finished goods inventories increased due to the deferred revenue mentioned above.

     Shareholders’ equity rose to $9,444,000 at December 31, 2004 from $9,024,000 at June 30, 2004. Cash and short-term deposits decreased to $4,853,000 at December 31, 2004 from $7,006,000 at June 30, 2004, primarily because of scheduled payments for the company’s previously announced acquisition of the semiconductor burn-in division in Malaysia.

Operations Review

     Testing segment revenue for the second quarter increased 19% to $2,803,000, primarily reflecting the Malaysia acquisition. Gross margin for this segment declined by 4.1% as changing customer requirements led to lower average unit selling prices. Higher sales of burn-in systems and boards boosted Manufacturing segment revenue for the second quarter by 41% to $2,425,000. Gross margin in this segment declined by 4.5% due to a shift in the mix of sales. Distribution segment revenue declined to $454,000 from $992,000 for the prior year. Gross margin in the Distribution segment declined by 3.8%, also due to a shift in the sales mix.

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Trio-Tech Reports Fiscal 2005 Second Quarter and First Half Results
February 4, 2005
Page Two

     “Unit volumes in the Asian market were relatively strong for both our Manufacturing and Testing segments in the second quarter as they were in the first, but lead times remain short, competition remains intense, and we have yet to see meaningful relief from the pricing pressures that we have faced for some time,” Yong said. “The increase in backlog suggests that our efforts to protect our market position and continue to grow our business are meeting with success, and we continue to manage our costs aggressively.”

About Trio-Tech

     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.

Forward-Looking Statements

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

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TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(Unaudited, in Thousands, Except Earnings (Loss) per Share)

	Six Months Ended		Three Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
NET SALES
PRODUCT SALES	$7,836	$4,273	$2,879	$2,707
SERVICES	5,697	4,633	2,803	2,349

	13,533	8,906	5,682	5,056

COST OF SALES
COST OF GOODS SOLD	6,848	3,390	2,782	2,048
COSTS OF SERVICE RENDERED	3,462	3,169	1,586	1,586

	10,310	6,559	4,368	3,634

GROSS PROFIT	3,223	2,347	1,314	1,422

OPERATING EXPENSES:
General and administrative	2,463	1,953	1,168	970
Selling	550	417	281	212
Research and development	56	59	23	27
Impairment Loss	1	—	—	—
Loss on disposal of property, plant and equipment	—	4	—	—

Total	3,070	2,433	1,472	1,209

INCOME (LOSS) FROM OPERATIONS	153	(86)	(158)	213

OTHER INCOME (EXPENSE)
Interest expense	(92)	(66)	(57)	(31)
Other income	106	196	21	58
Total	14	130	(36)	27

INCOME (LOSS) BEFORE
INCOME TAXES AND MINORITY INTEREST	167	44	(194)	240
INCOME TAXES	51	33	(60)	18

INCOME (LOSS) BEFORE MINORITY INTEREST	116	11	(134)	222
MINORITY INTEREST	21	(58)	34	(4)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHARES	137	(47)	(100)	218

EARNINGS (LOSS) PER SHARE:
Basic	$0.05	$(0.02)	$(0.03)	$0.07

Diluted	$0.05	$(0.02)	$(0.03)	$0.07

WEIGHTED AVERAGE NUMBER OF COMMON AND POTENTIAL COMMON SHARES OUTSTANDING
Basic	2,965	2,930	2,966	2,933
Diluted	2,987	2,930	2,966	2,985

OTHER COMPREHENSIVE (LOSS) INCOME:
Net income (loss)	137	(47)	(100)	218
Unrealized loss on investment	—	(45)	—	—
Foreign currency translation adjustment	278	223	240	92

COMPREHENSIVE INCOME	$415	$131	$140	$310

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands Except Number of Shares)

	(Unaudited)
	December 31,	June 30,
	2004	2004
ASSETS
CURRENT ASSETS:
Cash	$1,126	$1,357
Short-term deposits	3,727	5,649
Trade accounts receivable, net	3,478	3,695
Other receivables	927	583
Inventories, net	1,819	1,409
Prepaid expenses and other current assets	159	105

Total current assets	11,236	12,798

PROPERTY, PLANT AND EQUIPMENT, Net	6,416	5,202
OTHER INTANGIBLE ASSETS, Net	434	—

TOTAL ASSETS	$18,086	$18,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$336	$146
Accounts payable	1,176	2,316
Accrued expenses	2,752	2,166
Income taxes payable	58	49
Current portion of notes payable	563	506
Current portion of capitalized leases	221	246

Total current liabilities	5,106	5,429

NOTES PAYABLE, net of current portion	676	583
CAPITALIZED LEASES, net of current portion	130	210
DEFERRED INCOME TAXES	689	644

TOTAL LIABILITIES	6,601	6,866

MINORITY INTEREST	2,041	2,110

SHAREHOLDERS’ EQUITY:
Common stock; no par value, 15,000,000 shares authorized; 2,966,042 and 2,964,542 shares issued and outstanding	9,532	9,527
Paid-in capital	284	284
Accumulated deficit	(382)	(519)
Accumulated other comprehensive loss-translation adjustments	10	(268)
Total shareholders’ equity	9,444	9,024

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,086	$18,000